Exhibit 8.1

July 19, 2024

KWESST Micro Systems Inc.

155 Terence Matthews Crescent,

Unit #1, Ottawa, Ontario, K2M 2A8

Ladies and Gentlemen:

We have acted as counsel to KWESST Micro Systems Inc., a corporation incorporated under the laws of British Columbia, Canada (the "Company"), in connection with the filing of the Registration Statement on Form F-1 (File No. 333-279407) (the "Registration Statement") filed by the Company with the United States Securities and Exchange Commission under the United States Securities Act of 1933, as amended. The Registration Statement relates to the offer and sale by the Company of an aggregate of up to US$5,750,000 of (i) common shares of the Company, no par value (the "Common Shares"), and/or (ii) pre-funded warrants of the Company, each to purchase one Common Share (the "Pre-funded Warrants") (the "Offering"), including Common Shares representing up to 15% of the Common Shares sold in the Offering, and/or Pre-funded Warrants representing up to 15% of the Pre-funded Warrants sold in the Offering, pursuant to the over-allotment option granted to ThinkEquity LLC, as representative of the several underwriters  named  in  Schedule I to the underwriting agreement to be entered into by and between the Company and the underwriters substantially in the form filed as Exhibit 1.1 to the Registration Statement.

For purposes of this opinion, we have reviewed originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement and the exhibits thereto and such other documents and matters of law and fact as we have considered necessary or appropriate. In addition, we have not made an independent investigation or audit of the facts set forth in the above referenced documents or otherwise provided to us. We have assumed (i) the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies, (ii) that the Offering will be consummated as described in the Registration Statement; (iii) that the statements concerning the terms of the Offering set forth in the Registration Statement are true, complete and correct and will remain true, complete and correct at all relevant times; and (iv) that any such statements made in the Registration Statement qualified by knowledge, intention, belief or any other similar qualification are true, complete and correct, and will remain true, complete and correct at all relevant times, in each case as if made without such qualification. We also have relied on certain written representations of the Company contained in an Officer's Certificate dated on or about the date hereof. If any of the above-described assumptions are untrue for any reason, or if the Offering is consummated in a manner that is different from the manner described in the Registration Statement, our opinion as expressed below may be adversely affected.

Based upon and subject to the foregoing, and our consideration of such other matters of fact and law as we have considered necessary or appropriate, we hereby confirm to you that the statements set forth under the caption "CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS" in the Registration Statement, to the extent such statements summarize U.S. federal income tax law, and subject to the limitations, qualifications, exceptions, and assumptions set forth herein and therein, constitute our opinion as to the material United States federal income tax consequences of the Offering to U.S. Holders (as defined in the Registration Statement) of Common Shares, Pre-funded Warrants and Common Shares received upon exercise of Pre-funded Warrants. We express no opinion on any issue relating to the tax consequences of the transactions contemplated by the Registration Statement other than the opinion set forth above. Our opinion set forth above is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, administrative pronouncements and judicial precedents, all as of the date hereof. The foregoing authorities may be repealed, revoked or modified, and any such change may have retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Offering, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied may affect the validity of the opinion set forth herein. We assume no responsibility to inform the Company of any such change or inaccuracy that may occur or come to our attention.

701 Fifth Avenue | Suite 6100 | Seattle, WA 98104-7043 | Tel. 206-903.8800 | dorsey.com

KWESST Micro Systems Inc.

July 19, 2024

Our opinion is not binding on the Internal Revenue Service or a court. There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated.

We are furnishing this opinion in connection with the filing of the Registration Statement and this opinion is not to be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Dorsey & Whitney LLP